Exhibit 99.2

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, each of the undersigned hereby agrees that only one statement containing the information required by this Schedule 13D, and any further amendments to such Schedule 13D, need be filed with respect to the ownership by each of the undersigned of shares of stock of Shengtai Pharmaceutical, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: July 30, 2013	QINGTAI LIU

	By:	/s/ Qingtai Liu
	Name:	Qingtai Liu

Qiuling Tian

	By:	/s/ Qiuling Tian
	Name:	Qiuling Tian

Weijie Liu

By:	/s/ Weijie Liu
Name:	Weijie Liu